Exhibit 99.4

Privileged and Confidential	Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is by and between TGC Industries, Inc., a Texas corporation (the “Company”), and James W. Thomas (the “Executive”).  The Company and the Executive are hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, this Agreement is being delivered in connection with that certain Agreement and Plan of Merger, dated as of October 8, 2014, among Dawson Geophysical Company, a Texas corporation (“Dawson”), the Company and Riptide Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), as the same may be amended from time to time pursuant to its terms (the “Merger Agreement”).

WHEREAS, the effective date of this Agreement is the Closing Date (as defined in the Merger Agreement) (the “Effective Date”).  If the Closing Date (as defined in the Merger Agreement) shall not occur, this Agreement shall be null and void ab initio and of no further force and effect.

WHEREAS, the Company desires to employ the Executive on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive desires to be employed by the Company on such terms and conditions and for such consideration;

AGREEMENT

NOW, THEREFORE, for good and valuable consideration and in further consideration of the mutual covenants and agreements contained herein, the Parties hereby covenant and agree as follows:

1.                                      Definitions

For purposes of this Agreement, the following definitions shall apply:

(a)                                 “Board” shall mean the Board of Directors of the Company.

(b)                                 “Cause” shall mean any of the following conduct by the Executive: (A) fraud, embezzlement, misappropriation of funds, willful or intentional misconduct or gross negligence in connection with the business of the Company or its affiliates; (B) commission or conviction of any felony or of any misdemeanor involving theft or moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (C) acts of intentional dishonesty that adversely affect or could reasonably be expected to adversely affect the Company or its affiliates in any material respect; (D) failure to adhere in all material respects to published corporate codes, policies or procedures of the Company; (E)  the Executive’s excess absenteeism, willful or persistent neglect of, or abandonment of his duties (other than due to illness or any other physical condition that could reasonably be expected to result in Disability); or (F) material breach by the Executive of any contract entered into between the Executive and the Company or an affiliate of the Company, including this Agreement.

Notwithstanding any provision in any equity compensation plan maintained by the Company (“Stock Plan”) or any award agreement thereunder that is between the Company and the Executive and that is otherwise in effect as of the Effective Date (“Covered Award”), the foregoing definition of Cause shall apply with respect to such Covered Awards, and the parties agree that the application of such definition shall constitute an amendment to such Covered Awards for purposes of such Stock Plan and such Covered Awards. To the extent necessary, the Company agrees to take such action as shall be necessary to modify any such Covered Award in order to conform to the foregoing.

(c)                                  “Change of Control” means

(i)                                     any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding securities;

(ii)                                  the individuals who were members of the Board of Directors of the Company (the “Board”) immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following such election unless a majority of the new members of the Board were recommended or approved by majority vote of the members of the Board immediately prior to such shareholder meeting;

(iii)                               the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such merger or consolidation; or

(iv)                              the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person.

Notwithstanding the foregoing, no event or condition shall constitute a Change of Control to the extent that the event or condition would result in the imposition of an applicable tax under Section 409A of the Code.

(d)                                 “Confidential Information” is defined as information the Executive learns as a consequence of or through employment by the Company (including information conceived, originated, discovered, or developed by the Executive), not generally known in the trade or industry and not freely available to persons not employed by the Company, about the Company’s products, services, processes, and business operating procedures, or those of any organization to whom the Company is bound by contract, including, but not limited to, trade secrets and information relating to research, development, inventions, equipment, services, distribution, manufacturing, purchasing, marketing, customer lists, financial data, engineering, business opportunities or ventures and information relating to the analysis, computation and estimation of the physical properties of three dimensional porous media.  For clarity, Confidential Information shall include all information generated by the Executive that is derived from, contains, reflects or incorporates the information provided as Confidential Information.

(e)                                  “Disability” means illness or other incapacity which prevents the Executive from continuing to perform the duties of his job for a period of more than three months.

(f)                                   “Good Reason” means without the written consent of Executive: (A) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities, or any other action by Employer which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive; (B) any material reduction in the amount or type of compensation and benefits paid to the Executive, as described in Sections 4 and 5; (C) the Company requiring the Executive to be based at any office or location other than facilities within 50 miles of the Executive’s office or location immediately prior to the Effective Date; (D) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement or (E) material breach by the Company of this Agreement.

(g)                                  “Work Product” is defined as all inventions, ideas, and discoveries (whether patentable or not), designs, products, processes, procedures, methods, developments, formulae, techniques, analyses, drawings, notes, documents, information, materials, improvements and all other developments, whether tangible or intangible, including, but not limited to, computer programs and related documentation, and all intellectual property rights therein, made, conceived, developed, or prepared, in whole or in part, by the Executive during the Term, alone or with others, whether or not during work hours or on the Company’s premises, which are (a) within the scope of business operations of the Company, or a reasonable or contemplated expansion thereof, (b) related to any Company work or project, present, past or contemplated, (c) created with the aid of the Company’s materials, equipment or personnel, or (d) based upon information to which the Executive has access as a result of or in connection with his employment with the Company.

2.                                      Employment

(a)                                 Employment by the Company.  The Company hereby employs the Executive in the capacity of Executive Vice President and Chief Technology Officer, and the Executive hereby accepts such employment, upon the terms and conditions of this Agreement.

(b)                                 Duties.  The Executive shall devote the Executive’s best efforts to the performance of the Executive’s duties in accordance with all policies and procedures of the Company.  The Executive agrees that, during the Term (as defined below), the Executive shall devote all of the Executive’s working time, attention, knowledge and skill to the business and interests of the Company (including its subsidiaries).  The Executive will not, without the express written consent of the Board, engage in any employment or business activity other than for the Company (including its subsidiaries), including but not limited to employment or business activity which is competitive with, or would otherwise conflict with, his employment by the Company.  The foregoing shall not preclude the Executive from managing private investments, participating in industry and/or trade groups, engaging in volunteer civic, charitable or religious activities, serving on boards of directors of charitable not-for-profit entities or, with the consent of the Board, serving on board of directors of other entities, in each case as long as such activities, individually or in the aggregate, do not materially interfere or conflict with Employee’s responsibilities to the Company.

(c)                                  The Executive’s Ability to Perform.  The Executive represents and warrants that with respect to the Executive’s employment or services for the Company, the Executive is not under any obligation, contractual or otherwise, to any other person or entity which would preclude the Executive from entering into this Agreement or performing the terms hereof or permit any other person or entity to obtain substantial damages in connection with the Executive’s employment by the Company.

3.                                      Term

(a)                                 The term of the Executive’s employment pursuant to this Agreement (the “Term”) shall begin on the Effective Date and shall terminate at the close of business on the third anniversary of the Effective Date; provided, however, that on each anniversary date of the Effective Date, the Term of this Agreement shall be extended by one calendar year so that the Term will be a rolling three year period on each anniversary of the Effective Date, unless not less than 60 days prior to any such anniversary date either the Company or the Executive provides written notice of the intent not to so extend this Agreement, in which case this Agreement and the employment of Executive hereunder shall automatically expire at the end of the then remaining Term.  Notwithstanding the terms of this Section 3, the Executive’s employment shall be at all times subject to earlier termination in accordance with Section 6 and the other terms, provisions and conditions set forth in this Agreement.

4.                                      Compensation

In consideration of the services to be rendered by the Executive pursuant to this Agreement, including without limitation any services that may be rendered by the Executive as an officer, director, manager or member of any committee of the Company or any of its subsidiaries or affiliates, the Executive shall receive the following compensation and benefits:

(a)                                 Base Salary.  The Company shall pay the Executive a base salary of $230,000 if annualized (the “Base Salary”), which shall be earned and payable in accordance with the Company’s usual payroll practices.  The Base Salary may be reviewed annually by the Company, and may be adjusted in the Board’s sole discretion.

(b)                                 Bonus.  In addition to the Base Salary, the Executive may be awarded, at the discretion of the Board for any fiscal year ending during the Term, a bonus.  Participation in any bonus, profit sharing or other plan measured shall be at the sole discretion of the Board.  To the extent the Executive is entitled to receive a cash bonus payment pursuant to the terms of such plan, any such bonus shall be paid in a lump sum payment by March 15 of the year following the year in which the bonus is earned.

5.                                      Benefits

(a)                                 Reimbursed Expenses.  Reasonable expenses actually incurred by the Executive in direct conduct of the Company’s business shall be reimbursed to the Executive to the extent they are reimbursable under the established policies of the Company.  Any such reimbursement of expenses shall be made by the Company in accordance with its established policies (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred by the Executive and the Executive’s right to reimbursement shall not be subject to liquidation or exchange for another benefit).

(b)                                 Benefits.  During the Term, the Executive and where applicable the Executive’s spouse and dependents shall be eligible to participate in the same benefit plans or fringe benefit policies, other than severance programs, such as health, dental, life insurance, vision, and 401(k), as are offered to members of the Company’s executive management, subject to applicable eligibility requirements and the terms and conditions of all plans and policies.

(c)                                  Vacation, Holidays and Paid Time Off.  During the Term, the Executive shall be entitled to paid vacation, holidays, sick leave, or other paid time off in accordance with the most favorable plans, policies, programs and practices of the Company then in effect for its executives.

(d)                                 Automobile.  During the Term, the Company shall provide the Executive an automobile commensurate with the Executive’s position with the Company and otherwise consistent with past practice.  The Company shall for all fuel, insurance, maintenance, repair and all other reasonable costs associated with such automobile.  The Executive may use the automobile for personal use.

6.                                      Termination of Employment

(a)                                 Termination of Employment.  The Executive’s employment with the Company may be terminated as follows (it being understood and agreed that a party’s determination not to renew the Term of this Agreement shall not constitute termination under any provision of this Section 6):

(i)                                     Termination by the Company for Cause.  The Company may terminate the Executive’s employment for Cause after providing the Executive with written notice of the Company’s intent to terminate the Executive’s employment and the reason(s) therefor.  The Executive will have 30 days in which to cure the reason(s) provided by the Company.  At the end of such 30-day period, if the Executive has not cured the Cause specified in the written notice as the reason for such termination, then the Executive’s employment with the Company shall terminate as of the date provided in such notice of termination.

(ii)                                  Termination by the Company Without Cause.  The Company may, on written notice to the Executive, terminate the Executive’s employment other than for Cause or for no reason, in which event both this Agreement and the Executive’s employment with the Company shall terminate 30 days after the date of delivery of such notice of termination.

(iii)                               Termination by the Executive Without Good Reason.  The Executive may, on written notice to the Company, terminate the Executive’s employment at any time and for any reason, in which event both this Agreement and the Executive’s employment with the Company shall terminate on a date specified by the Executive in such notice of termination, which date shall be at least 30 days after the date of delivery of such notice of termination to the Company.

(iv)                              Termination by the Executive for Good Reason.  The Executive may terminate the Executive’s employment for Good Reason after providing the Company with written notice of the Executive’s intent to terminate the Executive’s employment and the reason(s) therefor.  The Company will have 30 days in which to cure the reason(s) provided by the Executive.  At the end of such 30-day period, if the Company has not cured the Good Reason specified in the written notice as the reason for such termination, then the Executive’s employment will terminate following a reasonable transition period not to exceed 30 days specified by the Company in written notice to the Executive.

(v)                                 Termination upon Death.  The Executive’s date of death shall constitute termination of employment and all rights to further compensation or benefits, including bonuses, shall cease as of that date, except as expressly set forth in this Agreement.

(vi)                              Termination upon Disability.  If the Executive becomes Disabled, the Company may, but shall not be required to, by written notice to the Executive, terminate the Executive’s employment with the Company, in which event this Agreement shall terminate 30 days after the date upon which the Company shall have given notice the Executive of its intention to terminate the Executive’s employment because of Disability.

(b)                                 Effect of Termination.

(i)                                     Payment Upon Termination for any Reason.  In the case of a termination of the Executive’s employment with the Company pursuant to any provision of Section 6(a), the Company shall pay to the Executive (or, in the case of death, the Executive’s estate) (A) all Base Salary that has accrued and not been paid as of the effective date of termination in accordance with the Company’s customary payroll schedule for salaried executives and (B) any employment or other benefits in accordance with the terms of any applicable benefit arrangements, including any equity award agreements, and applicable law, it being understood that any other rights and benefits of the Executive hereunder shall terminate upon such termination, except for (1) any right of the Executive or his dependents to continue benefits pursuant to applicable law, (2) any rights that the Executive may have under Section 6(b)(ii), Section 6(b)(iii) or Section 6(b)(iv).

(ii)                                  Payment Upon Termination by the Company Without Cause or by the Executive for Good Reason.  Subject to the provisions set forth in Section 6(b)(vii) and Section 12(j), in the case of a termination pursuant to Sections 6(a)(ii) and 6(a)(iv) (but not any other applicable termination provisions of this Agreement), following the Executive’s execution and delivery (without subsequent revocation) of a release, in a form reasonably satisfactory to the

Company, of all claims against the Company arising from or associated with the Executive’s employment other than claims for the breach of the Company’s obligations enumerated in this Agreement, (i) the Executive shall be entitled to severance payments, commencing on the first regular payroll date after the 60th day following the applicable termination date (or date of separation from service for purposes of Section 409A, as applicable) (the “Commencement Date”), in an aggregate amount equal to the amount of the Executive’s then-current Base Salary that would have been payable to the Executive had the Executive remained employed by the Company for the remainder of the then applicable Term, payable in equal bi-weekly payments in accordance with the Company’s payroll practices through the applicable Term, (ii) all Covered Awards shall become automatically fully vested and exercisable, as the case may be, (iii) the Executive shall be entitled to a lump sum payment on the Commencement Date equal to the cost to the Executive to extend his or her then-current group health plan benefits under COBRA (i.e., the health, dental and/or vision benefits as elected by the Executive under the Company’s group health plan(s) as of the time of such termination) for 18 months following the date of termination (the “COBRA Benefit”), and (iv) the Executive shall be entitled to a lump sum payment on the Commencement Date equal to the bonus (which bonus shall be deemed to be earned at its target level), if any, pursuant to the Company’s Annual Incentive Plan or similar arrangement that the Executive was eligible to earn during the calendar year or fiscal year, as applicable, of his or her termination, which amount shall be prorated to reflect the portion of such year during which the Executive was employed by the Company (the “Prorated Bonus”).  For the avoidance of doubt, the parties agree that the vesting and exercisability (as applicable) of the Covered Awards pursuant to clause (ii) above upon a termination described herein shall, to the extent required to give effect to such clause (ii), constitute an amendment to such Covered Awards and the related Stock Plan with respect to the Executive but no other person. Additionally, if, at the time of termination, Company was providing an automobile to the Executive, then, for a consideration of Ten Dollars ($10.00) cash paid by the Executive to the Company, the following shall apply: (i) if Company owned the automobile, the Company shall transfer the title (free and clear of any liens or other encumbrances) to the Executive (along with any insurance coverage if assignable); and (ii) if the Company was leasing such automobile, the Company shall assign to employee all of its right, title, and interest in and to such lease. Such transfer or assignment shall be completed by the Company not later than two and one-half (2 1/2) months after the end of the calendar year in which the Executive’s employment terminates.  THE EXECUTIVE ACKNOWLEDGES THAT THE DIFFERENCE IN THE FAIR MARKET VALUE OF THE AUTOMOBILE ON THE DATE OF TRANSFER OVER THE CONSIDERATION PAID BY THE EXECUTIVE SHALL BE TAXABLE TO THE EXECUTIVE AS COMPENSATION INCOME AND BE SUBJECT TO EMPLOYMENT TAX WITHHOLDING REQUIREMENTS.

(iii)                               Payment Upon Termination Following a Change of Control.  Subject to the provisions set forth in Section 6(b)(vii) and Section 12(j), if, in the 12-month period immediately following a Change of Control, there is a termination of the Executive pursuant to Sections 6(a)(ii) or 6(a)(iv) (but not for any other applicable termination provisions of this Agreement), following the Executive’s execution and return of a release, in a form reasonably satisfactory to the

Company, of all claims against the Company arising from or associated with the Executive’s employment other than claims for the breach of the Company’s obligations enumerated in this Agreement, in addition to the severance payments and other benefits provided in Section 6(b)(ii), (i) the Executive shall be entitled to severance payments, commencing on the Commencement Date, in an aggregate amount equal to the amount of the Executive’s then-current Base Salary that would have been payable to the Executive had the Executive remained employed by the Company for the remainder of the then applicable Term, payable in equal bi-weekly payments in accordance with the Company’s payroll practices through the applicable Term, (ii) all Covered Awards shall become automatically fully vested and exercisable, as the case may be, and (iii) the Executive shall be entitled to the COBRA Benefit and the Prorated Bonus, if applicable on the Commencement Date.  For the avoidance of doubt, if this Section 6b(iii) applies, then the Executive shall receive an amount equal to 2x his then-current Base Salary that would have been payable to the Executive had the Executive remained employed by the Company for the remainder of the then applicable Term), 2x the COBRA Benefit and 2x the Prorated Bonus.

(iv)                              Payment Upon Termination Following Disability of Executive.  In the case of a termination pursuant to Section 6(a)(vi) (but not any other applicable termination provisions of this Agreement), (i) the Executive shall be entitled to periodic severance payments, commencing on the Commencement Date, in an aggregate amount equal to the continuation of the Executive’s then-current Base Salary that would have been payable to the Executive on each regular payroll date had the Executive remained employed by the Company for six months from the date of termination, (ii) all Covered Awards shall become automatically fully vested and exercisable, as the case may be,  and (iii) the Executive shall be entitled to the COBRA Benefit and the Prorated Bonus, if applicable on the Commencement Date.  For the avoidance of doubt, the parties agree that the vesting and exercisability (as applicable) of such Covered Awards pursuant to clause (ii) above upon  a termination described herein shall, to the extent required to give effect to such clause (ii), constitute an amendment to such Covered Awards and the related Stock Plan with respect to the Executive but no other person.

(v)                                 Return of Company Property.  Upon termination of the Executive’s employment with the Company, the Executive (or, in the event of death, the Executive’s estate) shall promptly deliver to the Company all of the Company’s property in the Executive’s possession or under the Executive’s control or related to the Company’s business, including but not limited to any vehicle, keys, records, notes, books, maps, plans, data, memoranda, models, electronically recorded data or software, and any computers, mobile phones and other equipment (including any of the foregoing reflecting or containing any information relating to any assets or projects in which the Company has any direct or indirect interest), and all other Confidential Information (as defined below), and shall retain no copies or duplicates of any such property or Confidential Information.

(vi)                              Defense of Claims.  The Executive agrees that, upon the request of the Company, the Executive will reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that relate to the Executive’s areas of responsibility during the Executive’s employment with the Company, except if the Executive’s reasonable interests are adverse to the Company or its affiliate(s), as applicable, in such claim or action.  The Company agrees to reimburse the Executive for all of Employee’s reasonable travel and other direct expenses in accordance with Section 5(a) incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section; provided, Executive provides reasonable documentation of same.

(vii)                           Certain Excess Payments.

A.                                    If the payments and benefits provided to the Executive under this Agreement or under any other agreement with, or plan of, the Company or any person or entity which is a party to a transaction involving the Company or its affiliates (“Total Payments”) (i) constitute a “parachute payment” as defined in Section 280G of the Code and exceed three times the “base amount” as defined under Section 280G(b)(3) of the Code, and (ii) would, but for this Section 6(b)(vii)(A), be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s payments and benefits under this Agreement shall be either (x) paid in full, or (y) reduced and payable only as to the maximum amount which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of Total Payments (taking into account the applicable federal, state and local income taxes, the excise tax imposed by Code Section 4999 and all other taxes (including any interest and penalties) payable by the Executive).  If a reduction of such Total Payments is necessary, cash severance payments provided for herein shall first be reduced (such reduction to be applied first to the payments otherwise scheduled to occur the earliest), and the non-cash severance benefits provided for herein shall thereafter be reduced (such reduction to be applied first to the benefits otherwise scheduled to occur the earliest).  If, as a result of any reduction required by this Section 6(b)(vii)(A), amounts previously paid to the Executive exceed the amount to which he or she is entitled, the Executive will promptly return the excess amount to the Company.

B.                                    All determinations required to be made under this Section 6(vii), including whether reductions are necessary, shall be made by the accounting firm used by the Company at the time of such determination (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and to the Executive within 15 business days of the receipt of notice from the Company or the Executive that there has been a termination of his or her employment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

7.                                      Confidentiality

(a)                                 Provision of Confidential Information; Acknowledgements.  During the Term of this Agreement, in order to assist the Executive with the Executive’s duties, the Company agrees to provide the Executive with Confidential Information.  The Executive acknowledges and agrees that all Confidential Information is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors.  The Executive acknowledges and agrees that, as between the Executive and the Company, the Confidential Information is now, and will at all times remain, the exclusive property of the Company, and the Executive has no ownership interest in any Confidential Information.

(b)                                 Non-Disclosure of the Confidential Information.  The Executive covenants and agrees that during the Term and following the termination (for any reason) of this Agreement, the Executive will keep secret and treat confidentially the Confidential Information, and will not disclose any Confidential Information to any person or entity for any purpose other than as directed by the Company in connection with the business and affairs of the Company nor shall the Executive use any Confidential Information for any purpose other than as directed by the Company in connection with the business and affairs of the Company.  The Executive will not copy, reproduce, decompile, or reverse engineer, any Confidential Information, or remove or transmit by email or other electronic means Confidential Information from the premises of the Company absent specific consent or as necessary for the Executive to carry out his job duties for the Company.  This contractual confidentiality obligation shall be in addition to, and in no way a limitation of, all such confidentiality obligations as may exist at law or in equity.

8.                                      Restrictive Covenants

(a)                                 Non-Competition.  During the Term of the Executive’s employment and after the termination of the Executive’s employment for any reason for the longer of (x) one year after the date of termination or (y) any period of time after the date of termination during which such Executive is receiving severance payments from the Company pursuant to any provision of Section 6(b) of this Agreement, the Executive agrees that the Executive will not, directly or indirectly, acting alone or in conjunction with others, or as an employee, consultant or independent contractor, or as partner, officer, director, shareholder, manager, member or owner of any interest in or security of, any partnership, corporation, limited liability company or other business entity, venture or enterprise, engage or participate, for compensation or without compensation, in any business which is in competition with the Company as conducted at the time of termination of the Executive’s employment by the Company, which, includes, but is not limited to, seismic data acquisition and related goods and services in the oil and gas exploration and drilling industry, in the geographic locations where the Company does business; provided, however, that, in the event that clause (y) above is applicable, then, the Executive may shorten the time period required by that clause to only one year from the date of the termination of the Executive’s employment by agreeing in a written instrument delivered to the Company providing that the Executive irrevocably forfeits any remaining severance payments that would have been paid by the Company to the Executive during such remaining period of time but for such forfeiture.

(b)                                 Non-Solicitation of Customers.  During the Term of the Executive’s employment and after the termination of the Executive’s employment for any reason for the longer of (x) one year after the date of termination or (y) any period of time after the date of termination during which such Executive is receiving severance payments from the Company pursuant to any provision of Section 6(b) of this Agreement, the Executive agrees that the Executive will not, directly or indirectly, solicit any customer of the Company either to purchase products or services (customer defined as any person or entity for which the Company has performed services or sold goods during the Term) or to reduce or cease business with the Company.

(c)                                  Non-Solicitation of Employees.  During the Term of the Executive’s employment and after the termination of the Executive’s employment for any reason for the longer of (x) one year after the date of termination or (y) any period of time after the date of termination during which such Executive is receiving severance payments from the Company pursuant to any provision of Section 6(b) of this Agreement, the Executive agrees that the Executive will not, directly or indirectly, hire or induce or solicit any current employee of the Company or any person who was an employee of the Company during the final 12 months of the Executive’s employment to terminate the employee’s employment with the Company or to work for the Executive or any other person or entity.

(d)                                 Non-Disparagement.

(i)            During the Term and for five years after the date of termination of the Executive’s employment, the Executive agrees to refrain from making any libelous, slanderous or defamatory comments about the Company, its operations and its executives, or any comments which place the Company, its operations or its executives in a false light to the public, except as required by law.

(ii)           During the Term and for five years after the date of termination of the Executive’s employment, the Company agrees to refrain from making any libelous, slanderous or defamatory comments about the Executive in a false light to the public, except as required by law.

(e)                                  Reasonableness of Scope.  The Executive represents and agrees that the geographic and time scope of the restrictive covenants set forth in this Section 8 are necessary and reasonable in order to protect the Company’s business, goodwill, customer relationships, employees and Confidential Information.  If one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting and reducing it (or them), so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

9.                                      Discoveries and Inventions

(a)                                 Assignment of Work Product to the Company.  The Executive assigns and agrees to assign to the Company, without additional compensation, all the Executive’s right, title, and interest in and to any and all Work Product and any related or associated intellectual property.  For clarity, Work Product does not have to be subject to or eligible for federal or state patent, copyright or trademark protection to be subject to this provision.  If any such Work Product is created wholly or in part by the Executive during the Executive’s hours of actual work for the Company, or with the aid of the Company’s materials, equipment, or personnel, or at the premises of the Company, or resulted from or in any way were derived or generated by performance of the Executive’s duties under this Agreement, or is in any way related to or derived from the services or products the Company produces or offers, then such creation shall be deemed conclusively to have occurred in the course of the Executive’s employment.  It is recognized that the Executive will perform the duties assigned to the Executive at times other than the Executive’s actual working hours and the Company’s rights hereunder shall not be diminished because the Work Product was created at such other time.

(b)                                 Cooperation; Grant of License.  The Executive agrees to perform all acts necessary or reasonably requested by the Company to enable the Company to learn of, understand, protect, obtain and enforce patent or copyright rights to the Work Product, including but not limited to, making full and immediate disclosure and description to the Company of the Work Product, and assisting in preparation and execution of documents required to transfer and convey the Work Product and to convey to the Company patent, copyright or any other intellectual property protection in the United States and any foreign jurisdiction.  In the event the Company is unable to secure the signature of the Executive to any document required to file, prosecute, register or memorialize the assignment of any patent copyright mask work, the Executive irrevocably appoints the Chief Executive Officer of the Company as the Executive’s agent and attorney in fact to act for and on behalf of and instead of the Executive to take such actions needed to enforce and obtain the Company’s rights hereunder.  To the extent any of the Executive’s rights, title or interest to the Work Product cannot be assigned to the Company, the Executive grants and will grant an exclusive, worldwide, transferable, irrevocable, royalty-license (with rights to sublicense without consent of the Executive) to the Company to exploit fully such Work Product.  These obligations shall continue beyond the termination of this Agreement and shall be binding upon the Executive’s assigns, executors, administrators and other legal representatives.

10.                               Injunctive Relief

The Executive acknowledges that the Company and its affiliates would be irreparably damaged in the event any of the restrictions contained in Sections 7, 8 or 9 were not performed in accordance with their specific terms or were to be otherwise breached.  Therefore, the Company shall be entitled to specifically enforce the restrictions in Sections 7, 8 or 9, without the necessity of proving actual damages or posting a bond of any type or size, in addition to any other remedy to which the Company may be entitled, at law or in equity, all of which shall be cumulative and not exclusive.

11.                               Arbitration

(a)                                 Subject to Sections 11(b) and 11(d), any dispute, controversy or claim between the Executive and the Company arising out of or relating to this Agreement or the Executive’s employment with the Company will be finally settled by arbitration in Midland, Texas before, and in accordance with the rules for the resolution of employment disputes then in effect of, the American Arbitration Association (“AAA”).  The arbitration award shall be final and binding on both parties.

(b)                                 Any arbitration conducted under this Section 11 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA.  The Arbitrator shall expeditiously (and, if possible, within 90 days after the selection of the Arbitrator) hear and decide all matters concerning the dispute.  Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as he or she deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is subject to an attorney-client or other privilege and, if the information so requested is proprietary or subject to a third party confidentiality restriction, the Arbitrator shall enter an order providing that such material will be subject to a confidentiality agreement), and (ii) grant injunctive relief and enforce specific performance.  The decision of the Arbitrator shall be rendered in writing, be final, non-appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.

(c)                                  The Company shall pay all AAA, arbitration, mediation and arbitrator fees and costs.  Each party shall bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to the other side.

(d)                                 Notwithstanding Section 11(a), an application for emergency or temporary injunctive relief by either party shall not be subject to arbitration under this Section; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section.

(e)                                  By entering into this Agreement and entering into the arbitration provisions of this Section 11, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(f)                                   Nothing in this Section 11 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another party to this Agreement in a litigation initiated by a person or entity which is not a party to this Agreement.

12.                               Miscellaneous

(a)                                 Notification of Restrictions to Third Parties.  The Executive agrees that the Company may notify any person or entity employing or contracting with the Executive or evidencing any intention of employing or contracting with the Executive of the existence and provisions of this Agreement, to the extent such provisions of Agreement are still in effect as of such time.  During the 12 month period after termination of the Executive’s employment pursuant to Sections 6(a)(i), 6(a)(ii), 6(a)(iii) and 6(a)(iv) (but not any other applicable termination provisions of this Agreement), if the Executive enters into an employment consulting,  independent contractor, financial or any other relationship with any third party which is in any way competitive with the Company, the Executive agrees to provide the Company with written notice of the Executive’s job or other responsibilities and involvements within five business days of the Executive’s acceptance of such employment or other relationship (the “Employment Notice”).  The Employment Notice shall include (1) a description of the duties and responsibilities or other involvements of the proposed position or relationships, (2) identity of the employer(s) or contracting entity or other involved parties, and (3) the territory in which the Executive or any other involved parties will be providing services.

(b)                                 Severability.  If any covenant or provision herein is finally adjudicated to be void or unenforceable in whole or in part, it shall be reformed, or if reformation is not possible, deleted from the remaining Agreement and shall not affect or impair the validity of any other covenant or provision of this Agreement.  The Executive hereby agrees that all restrictions in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Company are hereby waived by the Executive.

(c)                                  Entire Agreement.  This Agreement contains all of the terms, conditions and agreements of the Parties with respect to the Executive’s employment by the Company and cancels, supersedes or amends, as applicable, all prior agreements and understandings between the Parties relating to the Company’s employment and compensation of the Executive for any period and in any capacity whatsoever, and the Executive acknowledges and agrees that the Amended and Restated Employment Contract between the Executive and Dawson Geophysical Company dated March 11, 2014 (the “Current Agreement”) and all amendments thereto shall be null and void effective as of the Effective Date. If the Merger Agreement is terminated for any reason before the consummation of the Closing (as such term is defined in the Merger Agreement), this Agreement shall automatically and immediately terminate and be of no further force or effect and the Current Agreement will continue pursuant to its terms.

(d)                                 Withholding and other Deductions.  The Company shall have the right to deduct from the Base Salary, other compensation payable to the Executive, and any other payments, including severance payments, that the Company may make to the Executive pursuant to the terms hereof, social security taxes and all federal, state, and municipal taxes and charges as may now be in effect or which may hereafter be enacted or required as charges on the compensation of the Executive.

(e)                                  Headings; Interpretation.  The section headings hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  In addition, as used in this Agreement, unless otherwise provided to the contrary, (i) all references to days, months or years shall be deemed references to calendar days, months or years or (ii) any reference to a “Section” shall be deemed to refer to a section of this Agreement.

(f)                                   Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, first class postage prepaid or delivered by overnight messenger service, to the Executive at either the office of the Company to which the Executive is assigned or to his last known home address, and to the Company addressed to the Secretary of the Company at 508 West Wall, Suite 800, Midland, Texas 79701 (delivery of such copy being a necessary requirement for the notice, request, demand or communication to be effective) or to such other address as the addressee hereunder may designate.

(g)                                  Modification; Waiver.  No modification, amendment or waiver of this Agreement shall be binding upon the Company unless executed in writing on behalf of the Company by a person designated by the Board to sign such modification, amendment or waiver.  A waiver by any Party of any breach of this Agreement shall not constitute a waiver of future reoccurrences of such breach, or other breaches.  A waiver by any Party of any terms, conditions, rights or obligations under this Agreement shall not constitute a waiver of such term, condition, rights or obligation in the future.  No delay or omission by a Party to exercise any right, power or remedy shall impair or waive any such right, power or remedy, or be construed as a waiver of any default.  No whole or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof.

(h)                                 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company, but shall not be assignable by the Executive.  The Company may, without the Executive’s consent, assign this Agreement to any of its affiliates or to a purchaser, or any of its affiliates, of the stock or assets of the Company.

(i)                                     Applicable Law; Venue.  THIS AGREEMENT SHALL BE INTERPRETED AND ENFORCED IN CONFORMITY WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.  VENUE OF ANY LEGAL ACTION ARISING FROM OR RELATING TO THIS AGREEMENT SHALL BE IN MIDLAND COUNTY, TEXAS.

(j)                                    Section 409A.  This Agreement is intended to provide payments that are exempt from, or to the extent not exempt, compliant with the provisions of Section 409A of the Internal Revenue Code (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.  For purposes of Section 409A, each payment under Section 6 will be treated as a separate payment. Notwithstanding any provision of this Agreement to the contrary, the Parties agree that any benefit or benefits under this Agreement that the Company determines are subject to the suspension period under Code Section 409A(a)(2)(B) shall not be paid or commence until (i) the first business day following such date that is six months after the Executive’s termination date, or if earlier, (ii) the Executive’s death.  To the extent any benefits provided under this Agreement are otherwise taxable to the Executive, such benefits, for purposes of Section 409A shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A, the provisions of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(k)                                 Survival of Obligations.  The Parties expressly agree the provisions of Sections 6(b)(ii), 6(b)(iv), 6(b)(vii) and 7 through 12 shall survive the termination of this Agreement.

(l)                                     Knowledge and Legal Representation.  THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOOSING TO THE EXTENT THE EXECUTIVE DESIRES LEGAL ADVICE REGARDING THIS AGREEMENT, AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

(m)                             Counterparts.  This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if the Parties had originally executed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

(n)                                 Attorneys’ Fees.  In the event of any litigation in relation to this Agreement, the prevailing Party, in addition to all other sums to which such Party may be entitled, shall be further entitled to recovery of all costs of such litigation, including reasonable attorneys’ fees.

[signature page follows]

IN WITNESS WHEREOF, the Parties have hereunto executed this Agreement on the dates indicated below.

THE EXECUTIVE:

/s/ James W. Thomas
Name:	James W. Thomas

COMPANY:

TGC INDUSTRIES, INC.

By:	/s/ Wayne A. Whitener
Name:	Wayne A. Whitener
Title:	President